EXHIBIT 99.1

Warren Resources Announces Third Quarter 2012 Financial and Operating Results

NEW YORK, Nov. 7, 2012 (GLOBE NEWSWIRE) --

Third Quarter Highlights:

  Record Quarterly Oil Production Growing 27% Over 2011 level
  Oil and Gas Revenues Increase 21% to $31.4 million for 3Q 2012
  Nine Months Cash Flow from Operations Increases 64% to $52.6 million
  Oil Sales Represent approximately 90% of Total Oil and Gas Revenue
  Gross Margin for Oil Was $78 per Barrel

Warren Resources, Inc. (Nasdaq:WRES) today reported its third quarter 2012 financial and operating results. Warren reported net income of $2.4 million, or $0.03 per basic and diluted share (including a loss on derivative financial instruments of $3.4 million), compared to a net income of $10.2 million, or $0.14 per basic and diluted share, for the third quarter of 2011 (including a gain on derivative financial instruments of $4.0 million).

In announcing the results, Espy P. Price, Chairman and Chief Executive Officer, commented, "We had a good quarter as production volumes, oil and gas revenues and operating cash flow each recorded significant gains compared to the third quarter of 2011. As a result of the 2012 California drilling program, Warren's oil and gas revenues increased to $31.4 million for the third quarter of 2012 compared to $26.0 million in the third quarter of 2011. This increase resulted from a 27% increase in oil production. Warren is currently producing approximately 3,700 gross (3,000 net) barrels of oil per day ("BOPD") at our two Wilmington Field units."

Third Quarter of 2012 Results

Warren's oil and gas revenues increased 21% to $31.4 million for the third quarter of 2012, compared to $26.0 million in the third quarter of 2011. This increase primarily resulted from increased oil production in the third quarter of 2012 compared to the third quarter of 2011.Warren's oil production for the quarter ended September 30, 2012 increased 27% to 294,000 barrels of oil, compared to 232,000 barrels of oil produced in the third quarter of 2011. Warren produced 1.2 billion cubic feet ("Bcf") of natural gas for the third quarter of 2012 compared to 1.3 Bcf in the third quarter of 2011. Natural gas produced in the third quarter did not include any production from the acquisition on October 9, 2012 as discussed in more detail below.

The average realized price per barrel of oil was $95 for the third quarter of 2012 compared to $89 for the third quarter of 2011. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $2.82 for the third quarter of 2012, compared to $4.18 for the third quarter of 2011. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $3.4 million during the three months ended September 30, 2012, which was comprised of a $0.7 million realized loss on oil and gas commodity price derivatives and a $2.7 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Total operating expenses increased 29% to $24.7 million during the third quarter of 2012, compared to $19.2 million during the third quarter of 2011. Lease operating expenses and taxes ("LOE") decreased 10% to $7.1 million, or $14.32 per barrel of oil equivalent ("BOE"), in the third quarter of 2012, compared to $7.9 million, or $17.59 per BOE, during the same period in 2011. This decrease was primarily attributable to lower severance taxes and workover expense in the Atlantic Rim Project.

Depreciation, depletion and amortization expenses were $13.2 million for the three months ended September 30, 2012, or $26.75 per BOE, which represents a 74% increase over the same period in 2011. This increase resulted from a write down of approximately 54 Bcf of natural gas reserves due to lower commodity pricing, as well as an increase in estimated future development costs.

General and administrative ("G&A") expenses increased $0.7 million to $4.4 million for the third quarter of 2012, compared to $3.7 million for the third quarter of 2011. This increase was primarily due to $0.4 million of expense associated with the accelerated vesting of equity related to the Company's former chairman and chief executive officer, and $0.2 million of additional consulting expense incurred during the third quarter of 2012.

Total cash flow from operating activities increased 64% to $52.6 million in the first nine months of 2012, compared to $32.2 million in the first nine months of 2011. This increase primarily resulted from increased oil production.

Interest expense increased 14% to $0.85 million for the third quarter of 2012, compared to $0.75 million for the third quarter of 2011. This increase was primarily due to increased borrowings under our senior credit facility.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $130 million, with $30.5 million of borrowing capacity available at September 30, 2012. The borrowing base is currently undergoing the fall 2012 re-determination process. On October 5, 2012, the Company borrowed an additional $10 million to help finance the Atlantic Rim Asset Acquisition from Anadarko Petroleum Corporation ("Anadarko") discussed in more detail below. Additionally, on November 5, 2012, the Company repaid $5 million under the credit facility. As a result, the current outstanding balance under the credit facility is $104.5 million. Currently, Warren is in full compliance with all covenants under its senior credit facility.

Recent Operational Developments

Wilmington Oil Field in the Los Angeles Basin in California

During the third quarter of 2012, the Company drilled and completed 6 producing wells in the Wilmington Townlot Unit ("WTU") in California, consisting of 2 wells in the Tar formation and 4 sinusoidal wells in the Upper Terminal formation. Thirty day initial production ("30-day IP") rates for each of the new Tar wells averaged 35 BOPD. Notably, one Tar well was drilled in the thinner Tar Du reservoir, and the Tar D1A well was drilled on the flank of the structure and encountered thinner pay and some mechanical problems. For full year 2012, the Company drilled 8 Tar formation wells that had average 30-day IP's of 112 BOPD and ranged from 31 to 175 BOPD. Thirty day IP rates for the four new Upper Terminal wells averaged 77 BOPD.  For full year 2012, the 5 Upper Terminal formation wells drilled had average 30-day IP's of 89 BOPD, and ranged from 24 to 144 BOPD. The 24 BOPD Upper Terminal well has mechanical problems and is being evaluated for remedial work. Capital expenditures for the third quarter of 2012 in California were $10 million, consisting of $7 million for drilling and development operations in the WTU, and $3 million for facilities improvements and infrastructure costs in the WTU and North Wilmington Unit ("NWU").

Warren has concluded its 2012 drilling plan, which consisted of 17 producing wells and one water injection well at the WTU. The 17 producing wells drilled in 2012 had an average 30-day IP rate of 90 BOPD, and decline rates based on the typical type curves for each reservoir. Estimated capital expenditures in California are forecasted to be $4 million for the fourth quarter of 2012 and $45 million for the full year 2012.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit - Recent Developments

The Spyglass Hill Unit covers approximately 113,000 gross acres in the southern portion of the Atlantic Rim Project area of the Washakie Basin in Wyoming. As previously announced, on October 9, 2012, the Company completed the purchase of additional working interests and midstream assets in the Spyglass Hill and Catalina Units from subsidiaries of Anadarko for a total purchase price of $16.1 million. By exercising its preferential rights and closing this transaction with Anadarko, Warren acquired (a) 79% of Anadarko's 41.5% working interest in the Spyglass Hill Unit within the Atlantic Rim Project, representing approximately 37,142 net leasehold acres and an approximate 32.8% additional total unit working interest therein; (b) 26.5% of Anadarko's interest in the Catalina Unit within the Atlantic Rim Project, representing approximately 1,121 net leasehold acres and an approximate 5.2% additional total unit working interest therein; and (c) 100% of Anadarko's 50% interest in the gas gathering, compression and pipeline midstream assets within the Atlantic Rim Project.

As a result of the transaction, Warren added natural gas production of approximately 7.8 million cubic feet per day ("Mcfd"), bringing the daily gas production to approximately 20.0 Mcfd.   Estimated capital expenditures in Wyoming are forecasted to be $1 million for the fourth quarter of 2012 and $5 million for the full year 2012.

The Spyglass Hill Unit agreement requires the working interest owners to drill 25 gross coalbed methane ("CBM") wells per year. If the 25 required CBM wells are not drilled by June 10, 2013, the Unit will contract around the existing participating areas, which cover approximately 21,895 gross (15,746 net) acres, including the deep rights which are prospective for Niobrara oil and other deep formations. The leases outside the participating areas, but within the Spyglass Hill Unit, would then receive a two year extension.

2012 GUIDANCE

Warren provides the following updated forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Fourth Quarter ending December 31, 2012	Year ending December 31, 2012
Production:
Oil (MBbl)	270 – 285	1,106 – 1,121
Gas (MMcf)	1,700 – 1,900	5,373 – 5,573
Oil Equivalent (BOE)	553 – 602	2,002 – 2,050

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters ended September 30, 2012 and 2011. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended		Nine Months Ended
	September 30, (unaudited)		September 30, (unaudited)
	2012	2011	2012	2011

	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$31,361	$26,018	$89,893	$76,091

Operating Expenses
Lease operating expenses and taxes	7,084	7,894	22,761	24,335

Depreciation, depletion and amortization	13,234	7,604	34,571	20,582

General and administrative	4,417	3,684	14,927	10,847

Total operating expenses	24,735	19,182	72,259	55,764

Income from operations	6,626	6,836	17,634	20,327

Other income (expense)

Interest and other income	15	27	59	62
Interest expense	(853)	(749)	(2,458)	(2,093)

Gain (loss) on derivative financial instruments	(3,383)	4,001	(3,772)	266

Total other income (expense)	(4,221)	3,279	(6,171)	(1,765)

Income before income taxes	2,405	10,115	11,463	18,562

Deferred income tax benefit	(3)	(69)	(14)	(76)

Net income	2,408	10,184	11,477	18,638

Less dividends and accretion on preferred shares	3	3	8	8

Net income applicable to common stockholders	$2,405	$10,181	$11,469	$18,630

Income per share - Basic	$0.03	$0.14	$0.16	$0.26

Income per share - Diluted	$0.03	$0.14	$0.16	$0.26

Weighted average common shares outstanding - Basic	71,179	70,877	71,089	70,812

Weighted average common shares outstanding - Diluted	72,040	71,951	72,027	72,066

Production:
Gas - MMcf	1,202	1,303	3,673	3,720
Oil - MBbls	294	232	836	665
Total Equivalents (MBoe)	495	449	1,448	1,285

Realized Prices:
Gas - Mcf	$2.82	$4.18	$2.50	$4.15
Oil - Bbl	$95.02	$88.79	$96.55	$91.21
Total Equivalents (Boe)	$63.39	$57.96	$62.08	$59.23

	Three Months Ended		Nine Months Ended
	September 30, (unaudited)		September 30, (unaudited)
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:

Cash flow from operations	$20,428	$12,229	$52,637	$32,185

Changes in working capital accounts	(955)	(715)	(3,493)	(1,812)

Cash flow from operations before working capital changes	$19,473	$11,514	$49,144	$30,373

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660